Exhibit 5.3

        [LETTERHEAD GARLINGTON, LOHN & ROBINSON, PLLP]

December 24, 2003

GNE Investments, Inc.
Great Northern Equipment, Inc.
4899 West 2100 South
Salt Lake City, Utah 84120

  RE:
  GNE Investments, Inc. and Great Northern Equipment, Inc. Opinion

Dear Ladies and Gentlemen:

        We have acted as counsel to GNE Investments, Inc. and Great Northern Equipment, Inc. (together, the "Registrants") in connection with the proposed registration by H&E Equipment Services L.L.C., H&E Finance Corp. and the Registrants of $7,651,000.00 12 1/2% Senior Subordinated Notes due 2013 (the "Notes"), pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The obligations of H&E Equipment Services L.L.C. and H&E Finance Corp. under the Notes are guaranteed (the "Guarantees") by the Registrants. All of the Notes to be registered pursuant to the Registration Statement are being offered by certain selling noteholders (the "Selling Noteholders").

        In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Notes, (iii) the Registration Statement and exhibits thereto and (iv) the Registration Rights Agreement, dated as of June 17, 2002, by and among the H&E Finance Corp., H&E Equipment Services L.L.C., the Registrants and Credit Suisse First Boston Corporation.

        For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

        Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the issuance of the Guarantees has been validly authorized by the Registrants.

        Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) any laws except the laws of the States of Washington and Montana respectively.

        We hereby consent to the filing of this opinion in Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offerings contemplated by the Registration Statement.

        We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Notes or the rules and regulations of the Commission.

        This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

        This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

Very truly yours,
GARLINGTON, LOHN & ROBINSON, PLLP
By	/s/ GARLINGTON, LOHN & ROBINSON, PLLP
W. Dennis Starkel To Call Writer Directly: (406) 523-2515

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